Exhibit 99.1

DATE:	July 25, 2012 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —
Announces Second Quarter 2012 Operating Results and Increase in Common Dividend

•                  Net income of $7.0 million

•                  Earnings per share of $0.32

•                  Return on Assets of 1.00%

•                  Stable operating expense base

•                  Increase in Common Dividend from $.01 to $.03

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the second quarter of 2012.  For the three months ended June 30, 2012, the Company recorded net income of $7.0 million, or $0.32 per common share, compared to net income of $7.6 million, or $0.34 per common share, in the second quarter of 2011.  In the second quarter of 2011, the Company recorded $2.5 million of gains on securities sales which contributed $0.08 of earnings per common share compared to only $48 thousand of gains on securities sales during the second quarter of 2012.  In addition to the decrease in securities gains, the Company’s net interest income also decreased by $1.6 million year over year.  Offsetting these decreases was a $1.5 million decrease in loan loss provision expense and a $900 thousand increase in mortgage banking income.

Common Dividend

On July 17, 2012, the Company’s Board of Directors approved a third quarter common dividend of $0.03 per share, which represents an increase of $.02 per share from the dividend paid during the previous quarter.  In order to retain as much capital as possible during the economic downturn, the Company had been paying a quarterly common dividend of $0.01 per share since the fourth quarter of 2009.  The dividend is payable on September 14, 2012 to common shareholders of record as of September 4, 2012.

CEO Comments

Mr. Brown commented on the second quarter, “I am very pleased with our progress in the second quarter.  Our net income of $7.0 million was the highest level of core earnings (earnings excluding the effect of securities gains) in the history of our company.  Loan growth, while modest, occurred for the first time in over three years.  Net interest income was lower than the same quarter last year reflecting the lack of material loan growth and the sale and reinvestment of a large block of securities in the fourth quarter of last year.  Even so, lower provision expense and significant increases in all major categories of non-interest income led to the improvement in income. “

Mr. Brown continued, “Provision expense for loan losses declined significantly for the quarter reflecting the overall improvement in our credit trends.  While non-performing assets increased slightly from the first quarter (the result of a couple of large previously rated sub-standard loans deteriorating further), our “substandard” and “special mention” loans declined by 15% and 21% respectively.  At June 30, our classified loans are the lowest they have been in over three years.”

Mr. Brown discussed non-interest income, “Our non-interest income showed real momentum from the same quarter last year and on a linked quarter basis.  Excluding securities gains, our non-interest income of $10.7 million was 19% higher than the second quarter of 2011.  About half of the increase was related to strong mortgage banking income and the other half came from significant increases in virtually all key fee categories.  On a linked quarter basis, core fees (which we define as trust and brokerage fees, service charges on deposit accounts, mortgage banking and interchange income) were up 8%, with non-mortgage related core fees up 10%.  Continued growth in checking accounts and the introduction of a new fee-based checking product helped drive the increase in fees.”

Mr. Brown concluded, “During the quarter, we were able to repurchase approximately $1.8 million in preferred shares at a slight discount to par.  As of June 30, there is approximately $34 million in preferred stock outstanding.  We plan to repurchase the remaining shares on or before the dividend rate increases to 9% in the first quarter of 2014.  I am very pleased with the improvement in our stock price.  Based on the June 30, 2012 closing price, our stock price has increased approximately 34% year to date.  Finally, as a result of our improved earnings, strong capital and future outlook, our Board elected to increase the common dividend from $.01 per share to $.03 per share beginning in September of this year.  I am very pleased we can begin the process of increasing the dividend for our shareholders as it reflects the improvements we have made over the last few years.”

Second Quarter Results

NET INTEREST INCOME

Net interest income was $23.8 million for the second quarter of 2012 compared to $25.4 million a year ago.  The decrease in net interest income was primarily due to declining reinvestment rates on loans and securities as well as a $200 million repositioning in investment securities in December 2011.  In addition, earning assets declined by approximately $32 million year over year.  Net interest margin, on a fully taxable equivalent basis, was 4.05% for the second quarter of 2012, which was a decline of twenty basis points from the second quarter of 2011 and twelve basis points from the first quarter of 2012.  The twelve basis point decrease on a linked-quarter basis was primarily due to the seasonal increase in public fund deposits related to semi-annual property tax payments in Indiana.  These funds are temporary in nature and are therefore invested in short-term instruments.

NON-INTEREST INCOME

The Company’s non-interest income was $10.7 million for the second quarter of 2012 compared to $11.5 million for the same period in 2011, a decrease of 7%.  Excluding securities gains, which are non-recurring in nature, the Company’s non-interest income was $10.7 million for the second quarter of 2012 and 9.0 million for the same period in 2011, an increase of 19%.  Mortgage banking income and service charges on deposit accounts were the primary drivers of this increase.  With interest rates at historic lows and an increase in the number of mortgage loan originators throughout the Company’s footprint, the Company experienced a significant increase in mortgage banking income over the same period a year ago.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $23.4 million for the second quarter of 2012 which was relatively flat compared to the same period in 2011.  Increases in occupancy and equipment expenses were offset by a decrease in FDIC insurance expense.  On a linked-quarter basis, employee related expenses were up approximately $300 thousand.  Two primary areas driving the increase were approximately $100 thousand in recruiting and relocation expenses related to the hiring of several key senior managers and approximately $170 thousand in mortgage and brokerage commissions.

BALANCE SHEET AND CAPITAL

Total assets were $2.77 billion at June 30, 2012, which represents a decrease of $53 million from the balance a year ago of $2.82 billion.  Loans decreased $69 million year over year and were offset by a $64 million increase in investment securities.  While loan balances are down significantly from the same period a year ago, on a linked-quarter basis, loan balances increased $14 million.  The Company’s regulatory capital ratios remain strong and as of June 30, 2012 were as follows: leverage ratio of 10.4%, tier one capital to risk-weighted assets of 17.0%, and total capital to risk-weighted assets of 18.3%.  In addition, as of June 30, 2012, the Company’s tangible common equity ratio was 8.4%.

ASSET QUALITY

Non-performing assets (NPA’s) were $64.7 million as of June 30, 2012, an increase of approximately $1.3 million on a linked-quarter basis.  NPA’s represented 2.34% of total assets as of June 30, 2012 compared to 2.29% as of March 31, 2012 and 2.60% as of June 30, 2011.  The increase in NPA’s on a linked-quarter basis was primarily driven by the downgrade of two substandard loans totaling $3.6 million to non-accrual status.  Loans classified as substandard and special mention declined by 15% and 21% respectively on a linked-quarter basis and are at their lowest level since June 2009.  Net charge-offs were $2.8 million for the second quarter of 2012 and represented 0.71% of average loans on an annualized basis.  This was the lowest level of charge-offs in the past three years.  Total loan loss provision expense was $2.5 million in the second quarter of 2012.  The Company’s allowance for loan losses as a percent of total outstanding loans was 2.48% as of June 30, 2012 compared to 2.52% as of March 31, 2012 and 2.57% as of June 30, 2011.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended June 30		Six months ended June 30
Income Statement Summary	2012	2011	2012	2011
Interest Income	$27,678	$31,122	$55,587	$62,299
Interest Expense	3,928	5,732	8,059	11,959
Net Interest Income	23,750	25,390	47,528	50,340
Provision for Loan Losses	2,500	4,000	5,600	9,600
Noninterest Income:
Trust and investment product fees	908	813	1,736	1,753
Mortgage banking	2,099	1,197	4,214	2,515
Service charges on deposit accounts	4,910	4,517	9,286	8,415
Gain on sales of securities	48	2,521	535	3,654
Interchange income	1,732	1,564	3,382	2,980
OREO gains/(losses)	39	(196)	(213)	(561)
Other	1,007	1,104	1,625	2,083
Total Noninterest Income	10,743	11,520	20,565	20,839
Noninterest Expense:
Employee	12,535	12,580	24,791	25,413
Occupancy & equipment	3,843	3,586	7,589	7,333
Intangible amortization	448	492	900	984
Marketing	994	1,126	1,942	2,207
Collection expenses	968	902	2,017	1,916
FDIC assessment	512	907	1,420	2,168
Other	4,142	3,790	8,064	7,182
Total Noninterest Expense	23,442	23,383	46,723	47,203
Earnings Before Income Taxes	8,551	9,527	15,770	14,376
Provision (benefit) for Income Taxes	1,569	1,901	2,777	2,204
Net Income	$6,982	$7,626	$12,993	$12,172
Preferred Dividends & Accretion	$(473)	$(764)	$(1,236)	$(1,527)
Net Income Available to Common Shareholders	$6,509	$6,862	$11,757	$10,645

	Three months ended June 30		Six months ended June 30
Average Balance Sheet Data	2012	2011	2012	2011
Gross Loans	$1,559,521	$1,634,776	$1,554,804	$1,652,758
Earning Assets	2,530,358	2,562,123	2,498,056	2,538,295
Total Assets	2,805,955	2,824,862	2,773,796	2,795,348
Noninterest Bearing Deposits	347,229	283,767	334,514	278,320
Interest Bearing Deposits	1,869,975	1,973,164	1,843,518	1,953,076
Total Interest Bearing Liabilities	2,100,048	2,203,673	2,073,001	2,185,300
Shareholders’ Equity	323,739	313,723	332,261	309,306

	Three months ended June 30		Six months ended June 30
Per Share Data	2012	2011	2012	2011
Diluted Earnings Per CommonShare	$0.32	$0.34	$0.58	$0.53
Cash Dividends Per Common Share	0.01	0.01	0.02	0.02
Market Value - High	12.05	10.05	12.12	10.60
Market Value - Low	10.80	6.98	8.84	6.98
Average Outstanding Shares (diluted)	20,319,810	20,219,706	20,292,960	20,201,765

	Three months ended June 30		Six months ended June 30
Key Ratios (annualized)	2012	2011	2012	2011
Return on Average Assets	1.00%	1.08%	0.94%	0.88%
Return on Average Equity	8.67%	9.75%	7.86%	7.94%
Net Interest Margin	4.05%	4.25%	4.11%	4.28%
Efficiency Ratio	64.72%	60.44%	65.25%	63.19%
Net Overhead to Average Assets	1.82%	1.68%	1.90%	1.90%

	June 30	March 31	December 31	June 30
Balance Sheet Highlights	2012	2012	2011	2011
Total Loans (Excluding Loans Held for Sale)	$1,546,510	$1,532,079	$1,534,379	$1,615,504
Allowance for Loan Losses	38,289	38,541	39,889	41,462
Total Securities	896,037	885,601	876,090	831,887
Goodwill and Intangible Assets	68,182	68,630	69,082	70,037
Total Assets	2,766,633	2,764,286	2,754,180	2,819,944
Noninterest Bearing Deposits	364,030	348,981	334,345	304,995
Interest Bearing Deposits	1,821,066	1,810,017	1,825,555	1,938,651
Other Borrowings	196,492	201,659	201,694	191,884
Shareholders’ Equity	329,858	322,163	336,553	318,950

	June 30	March 31	December 31	June 30
Other Balance Sheet Data	2012	2012	2011	2011
Tangible Book Value Per Common Share	$11.23	$10.78	$10.45	$9.54
Loan Loss Reserve to Loans	2.48%	2.52%	2.60%	2.57%
Loan Loss Reserve to Non-performing Loans	81.48%	89.37%	89.05%	97.16%
Nonperforming Assets to Total Assets	2.05%	1.95%	2.19%	2.02%
NPA’s (w/ TDR’s) to Total Assets	2.34%	2.29%	2.93%	2.60%
Tangible Common Equity Ratio	8.44%	8.08%	7.86%	7.00%
Outstanding Shares	20,280,225	20,214,964	20,206,214	20,189,182

	June 30	March 31	December 31	June 30
Asset Quality	2012	2012	2011	2011
Special Mention Loans	$76,118	$96,455	$136,099	$143,222
Substandard Loans (Accruing)	61,991	73,114	63,379	62,054

Loans Past Due 90 Days or More and Still Accruing	$34	$268	$3,266	$104
Non-accrual Loans	46,959	42,856	41,529	42,572
Other Real Estate Owned	9,737	10,674	15,535	14,324
Total Nonperforming Assets (NPA’s)	$56,730	$53,798	$60,330	$57,000
Troubled Debt Restructurings (Accruing)	7,951	9,553	20,402	16,243
Total NPA’s with Troubled Debt Restructurings	$64,681	$63,351	$80,732	$73,243

Net Charge-offs - QTD	$2,752	$4,448	$4,744	$5,793
Net Charge-offs as a % of average loans (annualized)	0.71%	1.15%	1.21%	1.42%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 76 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.